                                                                     EXHIBIT 4.2

                                (Face of Note)


================================================================================


                                                                CUSIP __________

                   9 1/2% Senior Subordinated Notes due 2005

No. ____                                                             $__________

                            JACKSON PRODUCTS, INC.

promises to pay to ___________ or registered assigns, the principal sum of _____________ Dollars on April 15, 2005.

Interest Payment Dates:  April 15 and October 15

Record Dates:  April 1 and October 1


================================================================================

                                                         Dated:     _, 199__

                                                         Jackson Products, Inc.


                                                         By:
                                                            Name:
                                                            Title:



This is one of the [Global]
Notes referred to in the
within-mentioned Indenture:

State Street Bank and Trust Company,
as Trustee


By:

Dated:

                                (Back of Note)

                   9 1/2% Senior Subordinated Notes due 2005

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE,
(III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.]/1/


[THE NOTE (OR ITS PREDECESSOR) EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A "QIB"), (B) IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN "ACCREDITED INVESTOR")), (2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY) OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS


_______________________

/1/  This should be included only if the Note is being issued in global form.

"OFFSHORE TRANSACTION" AND "UNITED STATES" HAVE THE MEANING GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING.]


     Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Jackson Products, Inc., a Delaware corporation (the "Company"), promises to pay interest on the principal amount of this Note at 9 1/2% per annum from April 22, 1998 until maturity and shall pay the Liquidated Damages payable pursuant to Section 5 of the Registration Rights Agreement referred to below. The Company will pay interest and Liquidated Damages semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an "Interest Payment Date"). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 22, 1998; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided further that the first Interest Payment Date shall be October 15, 1998. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) and Liquidated Damages to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office of the Paying Agent and Registrar. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest and Liquidating Damages, if any, by check and may mail checks to a Holder's registered address; provided that all payments with respect to Global Notes and Definitive Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, State Street Bank and Trust Company, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.        Indenture.   The Company issued the Notes under an Indenture dated as
     of April 22, 1998 ("Indenture") among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code (S)(S) 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company limited to $115.0 million in aggregate principal amount.

5.        Optional Redemption.

     a. Except as provided in subparagraph (b) of this Paragraph 5, the Notes may not be redeemed at the option of the Company prior to April 15, 2001. During the 12-month period beginning on April 15 of the years indicated below, the Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each Holder of Notes to be redeemed, at the redemption prices in cash (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

          YEAR                               PERCENTAGE
          ----                               ----------
          2001..........................      104.750%
          2002..........................      103.167%
          2003..........................      101.583%
          2004 and thereafter...........      100.000%

     b. Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, prior to April 15, 2001, the Company may (but shall not have the obligation to) redeem up to one-third of the aggregate principal amount of Notes ever issued under the Indenture at a redemption price in cash of 109 1/2% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (as defined in the Indenture); provided that at least two-thirds of the aggregate principal amount of Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

6.        Mandatory Redemption.

     Except as set forth in paragraph 7 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.        Repurchase at Option of Holder.

     a. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each Holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to an Offer (as defined in the Indenture) pursuant to Section
          3.08 of the Indenture at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Within 30 days following any Change of Control Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each Holder of Notes at such Holder's registered address setting forth the procedures governing the Offer as required by the Indenture.

     b. When the aggregate amount of Excess Proceeds (as defined in the Indenture) in connection with an Asset Sale exceeds $10,000,000 (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer pursuant to Section 3.08 of the Indenture to all Holders of Notes to purchase the maximum principal amount of the Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash equal to 100% of principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the Purchase Date, in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States. To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Holders of Notes that are subject to an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" on the reverse side of this Note.

8.        Notice of Redemption.   Notice of any redemption or offer to purchase
     will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each Holder of Notes to be redeemed or purchased at such Holder's registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest and Liquidated Damages, if any, will cease to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions set forth in the Indenture, the Indenture, the Note Guarantees or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding under the Indenture voting as a single class and any existing default (other than a payment default) or compliance with any provision of the Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding under the Indenture voting as a single class. Without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Note Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor corporation of the Company's or Guarantors' obligations to Holders of the Notes in case of a Disposition, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes.

12.       Defaults and Remedies.   Events of Default include: (a) a default for
     30 days in payment of interest or Liquidated Damages, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (b) a default in payment when due of principal or premium, if any, with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture); (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness at or after the final maturity thereof (after giving effect to any extensions thereof) and such default continues for 30 days beyond any applicable grace period, or
     (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon at final maturity, or, because of the acceleration of the maturity thereof, aggregates in excess of $10,000,000; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $5,000,000 which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry and the Default or an Event of Default continues for such period and after the notice specified in the next paragraph; (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary; and (g) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee. A Default or Event of Default under clause (c) of this Paragraph 12 (other than an Event of Default arising pursuant to Section 5.01 of the Indenture which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Indenture until the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the Default and the

     Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of this Paragraph 12 will result in the Notes automatically becoming due and payable without further action or notice. Upon the occurrence of an Event of Default (other than under clause (f) of this Paragraph 12), the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all Notes to be due and payable by notice in writing to the Company and the Trustee as specified in the Indenture, and, upon receipt by the Company of such notice, the principal of, premium, if any, and any accrued and unpaid interest on, and Liquidated Damages, if any, with respect to all Notes shall be due and payable immediately; or (ii) if there are any amounts outstanding under the Credit Agreement, to be due and payable immediately upon the first to occur of (A) an acceleration under the Credit Agreement or (B) five business days after receipt by the Company of such notice, but only if such Event of Default is then continuing.

13. Subordination. The payment of principal of, premium, and interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Indebtedness, whether outstanding on the date of the
     Indenture or thereafter incurred.   The Company agrees, and each Holder by
     accepting a Note agrees, that the payment of principal of, premium and interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all Senior Indebtedness (whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

14. Note Guarantees. The payment of principal of, premium, and interest and Liquidated Damages, if any, on the Notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by the Guarantors.

15. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in the Registration Rights Agreement dated as of April 22, 1998, among the Company, the Guarantors and the parties named on the signature pages thereof (the "Registration Rights Agreement").

16. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

17. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT

     TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

                            Jackson Products, Inc.
                              2997 Clarkson Road
                         Chesterfield, Missouri  63017
                      Attention:  Chief Financial Officer

                                ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to


________________________________________________________________________________
                 (Insert assignee's soc. sec. or tax I.D. no.)









             (Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.




Date:


                              Your Signature:
                              (Sign exactly as your name appears on the face of this Note)


                              Signature Guarantee:

                      OPTION OF HOLDER TO ELECT PURCHASE

     If you want to elect to have this Note purchased by the Company pursuant to
Section 4.10 or 4.15 of the Indenture, check the box below:

                [_]  Section 4.10             [_]  Section 4.15

     If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $



Date:                        Your Signature:
                                 (Sign exactly as your name appears on the Note)

                             Tax Identification No:

                             Signature Guarantee:

           SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE/2/




     The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

                       Amount of            Amount of                                       Signature of
                       decrease in          increase in          Principal Amount           authorized
                       Principal Amount     Principal            of this Global Note        officer
                       of this              Amount of this       following such             of Trustee or
Date of Exchange       Global Note          Global Note          decrease (or increase)     Note Custodian
----------------       ----------------     ---------------      ----------------------     ------------------


_______________________

/2/  This should be included only if the Note is being issued in global form.